Exhibit 10.69

HORIZON PHARMA, INC.

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”), amending that certain Executive Employment Agreement dated February 16, 2017 (the “Employment Agreement”), by and among Horizon Pharma, Inc., a Delaware corporation, and its wholly owned subsidiary, Horizon Pharma USA, Inc., a Delaware corporation (hereinafter referred to together as the “Company”), and Michael DesJardin (the “Executive”), is entered into as of May 4, 2017 by and among the Company and the Executive. Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Employment Agreement.

RECITALS

WHEREAS, the Company and the Executive have previously entered into the Employment Agreement;

WHEREAS, Section 9 of the Employment Agreement provides that the Employment Agreement may be amended with the written agreement of the Company and the Executive; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and in the Employment Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Section 4.4.3 of the Employment Agreement. Section 4.4.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“4.4.3 Without Cause or For Good Reason.

(i)    Not in Connection With a Change in Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, and Section 4.4.3(ii) below does not apply, the Company shall pay the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company an executed waiver and release of claims (the form of which is attached hereto as Exhibit A) (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms (the “Release

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Effective Date”), and subject to Executive entering into no later than the Release Effective Date a non-competition agreement to be effective during the Severance Period (as defined below), substantially similar to Section 2.3, and continuing to abide by its terms during the Severance Period, the Executive shall be entitled to:

(a)     the equivalent of the Executive’s Base Salary in effect at the time of termination will continue to be paid for a period of twelve (12) months following the date of termination (hereinafter referred to as the “Non Change in Control Severance Period”), less standard deductions and withholdings, to be paid during the Non Change in Control Severance Period according to the Company’s regular payroll practices, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date; and

(b)     in the event the Executive timely elects continued coverage under COBRA, the Company will continue to pay the same portion of Executive’s COBRA health insurance premium as the percentage of health insurance premiums that it paid during the Executive’s employment, including any amounts that Company paid for benefits to the qualifying family members of the Executive, following the date of termination up until the earlier of either (i) the last day of the Non Change in Control Severance Period or, (ii) the date on which the Executive begins full-time employment with another company or business entity which offers comparable health insurance coverage to the Executive (such period, the “Non Change in Control COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Non Change in Control COBRA Payment Period.

(ii)    In Connection With a Change in Control. If the Company (or its successor) terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason within the period commencing three (3) months immediately prior to a Change in Control of the Company and ending eighteen (18) months immediately following a Change in Control of the Company (as defined in Section 4.5.4 of this Agreement), the Executive shall receive the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company (or its successor) an executed Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such

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Release to become effective in accordance with its terms, and subject to Executive entering into no later than the Release Effective Date a non-competition agreement to be effective during the Severance Period, substantially similar to Section 2.3, and continuing to abide by its terms during the Severance Period, then in lieu of (and not additional to) the benefits provided pursuant to Section 4.4.3(i) above, the Executive shall be entitled to:

(a)     the equivalent of the Executive’s Base Salary in effect at the time of termination will continue to be paid for a period of eighteen (18) months following the date of termination (hereinafter referred to as the “Change in Control Severance Period”), less standard deductions and withholdings, to be paid during the Change in Control Severance Period according to the Company’s regular payroll practices, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date;

(b)     one and half (1.5) times Executive’s target Bonus in effect at the time of termination, or if none, one and half (1.5) times the last target Bonus in effect for Executive, less standard deductions and withholdings, to be paid in a lump sum within ten (10) days following the later of (i) the Release Effective Date, or (ii) the effective date of the Change in Control; and

(c)     in the event the Executive timely elects continued coverage under COBRA, the Company will continue to pay the same portion of Executive’s COBRA health insurance premium as the percentage of health insurance premiums that it paid during the Executive’s employment, including any amounts that Company paid for benefits to the qualifying family members of the Executive, following the date of termination until the expiration of the Change in Control Severance Period. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive the Health Care Benefit Payment, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage. The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Change in Control Severance Period.

(iii)    No Duplication of Benefits. For the avoidance of doubt, in no event will Executive be entitled to benefits under Section 4.4.3(i) and Section 4.4.3(ii). If Executive commences to receive benefits under Section 4.4.3(i) due to a qualifying termination prior to a Change in Control and thereafter becomes entitled to benefits under Section 4.4.3(ii), any benefits previously provided to Executive under Section 4.4.3(i) shall offset the benefits to be provided to Executive under Section 4.4.3(ii) and shall be deemed to have been provided to Executive pursuant to Section 4.4.3(ii).”

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2.    Section 4.4.4 of the Employment Agreement. Section 4.4.4 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“4.4.4    Equity Award Acceleration.

(i)    Not in Connection With a Change in Control. In the event that the Executive’s employment is terminated without Cause or for Good Reason and Section 4.4.4 (ii) below does not apply, the vesting of any equity awards granted to Executive that vest solely subject to Executive’s continued services to the Company (the “Time-Based Vesting Equity Awards”) shall be deemed vested and immediately exercisable (if applicable) by the Executive with respect to such number of shares as determined in accordance with their applicable vesting schedules as if Executive had provided an additional twelve (12) months of services as of the date of termination. Treatment of any performance based vesting equity awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting pursuant to the foregoing provision.

(ii)    In Connection With a Change in Control. In the event that the Executive’s employment is terminated without Cause or for Good Reason within the three (3) months immediately preceding or during the eighteen (18) months immediately following a Change in Control of the Company (as defined in Section 4.5.4 of this Agreement), the vesting of any Time-Based Vesting Equity Awards granted to Executive shall be fully accelerated such that on the effective date of such termination (or if later, the date of the Change in Control) one hundred percent (100%) of any Time-Based Vesting Equity Awards granted to Executive prior to such termination shall be fully vested and immediately exercisable, if applicable, by the Executive. Treatment of any performance based vesting equity awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting pursuant to the foregoing provision.

(iii)    Release and Waiver. Any equity vesting acceleration pursuant to this Section 4.4.4 shall be conditioned upon and subject to the Executive’s delivery to the Company of a fully effective Release in accordance with the terms specified by Section 4.4.3 hereof and such vesting acceleration benefit shall be in addition to the benefits provided by Section 4.4.3 hereof.”

3.    Effect of Amendment. Except as expressly modified by this Amendment, the Employment Agreement shall remain unmodified and in full force and effect.

4.    Governing Law. This Amendment shall be governed by the laws of the State of Illinois, without regard to any conflicts of law principals thereof that would call for the application of the laws of any other jurisdiction.

5.    Counterparts. This Amendment may be executed via facsimile or electronic (i.e., PDF) transmission and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Executive Employment Agreement as of the date first written above.

COMPANY:

HORIZON PHARMA, INC.
HORIZON PHARMA USA, INC.

By:	/s/ Timothy P. Walbert
TIMOTHY P. WALBERT, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

EXECUTIVE:

/s/ Michael DesJardin
MICHAEL DESJARDIN